Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Coca-Cola Consolidated, Inc. of our report dated February 25, 2020 relating to the financial statements, the financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Coca-Cola Consolidated, Inc.’s Annual Report on Form 10-K for the year ended December 29, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Charlotte, North Carolina
December 15, 2020